Exhibit 4.2

FORM OF STOCK APPRECIATION RIGHTS AGREEMENT

This SAR Agreement between New World Restaurant Group, Inc. (the “Company”) and ___________________________________ (the “Participant” or “SAR Holder”) shall be effective as of Grant.   The Company and SAR Holder agree as follows:

1.                                       Grant of Rights.  SAR Holder is hereby granted stock appreciation rights (“SARs”) under the New World Restaurant Group, Inc. Stock Appreciation Rights Plan (“Plan”).   The SARs and this SAR Agreement are subject to and shall be construed in accordance with the terms and conditions of the Plan, as it is currently in effect and as it may be amended from time to time.  Any terms which are used in this SAR Agreement without being defined and which are defined in the Plan shall have the meaning specified in the Plan.

2.                                       Date of Grant.  The date of grant of the SARs shall be _________________________.

3.                                       Number of Time-Vested SARs.  The number of Time-Vested SARs granted is __________.

4.                                       Number of Performance-Vested SARs.  The number of Performance-Vested SARs granted is __________.

5.                                       Value of a Share.  The value of a Share from which appreciation is determined is 100% of the Fair Market Value of a Share as of the Date of the Grant, which is $__________________.

6.                                       Vesting of Time-Vested SARs Awarded.  The Time-Vested SARs granted pursuant to this SAR Agreement shall become vested as set forth in the following schedule:

Percentage of Total Number
Of Time-Vested SARs Granted
Vesting Date	Which Are Vested
April 1, 20	50%
April 1, 20	100%

In order to vest in accordance with the schedule, the SAR Holder must have been continuously performing services for the Company from the Date of Grant until the vesting date specified in the schedule.

7.                                       Vesting of Performance-Vested SARs Awarded.  Performance-Vested SARs granted pursuant to this SAR Agreement shall become vested as set forth in the following schedule:

			Percentage of Total
			Number of
			Performance-Vested
			SARs Granted Which Are
EBITDA Period	EBITDA	Vesting Date	Vested on Vesting Date
20 Calendar Year	Less than $	April 1, 20	0%
20 Calendar Year	$ or more	April 1, 20	50%
20 Calendar Year	Less than $	April 1, 20	0%
20 Calendar Year	$ or more	April 1, 20	50%

If the Company achieves Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for 20   of less than $                 , then no Performance-Vested SARs will vest on April 1, 20  .  If the Company achieves EBITDA for 20   of at least $                 , then 50% of the Performance-Vested SARs will vest on April 1, 20  .  If the Company achieves EBITDA for 20   of less than $                 , then no additional Performance-Vested SARs will vest on April 1, 20  , but the Performance-Vested SARs vested in 20  , unless redeemed, will continue to be vested.  If the Company achieves EBITDA for 20   of at least $                  and had achieved EBITDA for 20   of at least $                 , then 100% of the Performance-Vested SARs will be vested.

The Committee shall determine, in its sole discretion, whether the EBITDA target is actually met each calendar year. In order to vest in accordance with the schedule, the SAR Holder must have been continuously performing services for the Company from the Date of Grant until the vesting date specified in the schedule.  To the extent SARs do not vest for a calendar year, the SARs shall be forfeited as of the Vesting Date.

8.                                       Expiration Date. SARs shall expire at the end of the SAR Period.  The SAR Period shall end on March 31, 20  , and in no event may any vested SARs be redeemed after that date.

9.                                       Redemption of Vested SARs.  Vested SARs may be redeemed at any time during the SAR Period, if the SAR Holder remains employed by the Company. The SAR Holder may redeem vested SARs by delivering written notice to the Plan Sponsor of the number of vested SARs that are being redeemed pursuant to the procedure prescribed by the Committee. If the SAR Holder terminates employment (other than termination for Cause), becomes Disabled, or dies, vested SARs may be redeemed during the SAR Period by the SAR Holder (or the SAR Holder’s beneficiary, if applicable) no later than 90 days following the SAR Holder’s termination of services, death, or Disability.

10.                                 Cancellation of Vested SARs.  If the services of the SAR Holder are terminated for Cause, then all SARs held by the SAR Holder shall be canceled, and the SAR Agreement shall be terminated on the SAR Holder’s termination date.

11.                                 Payment Upon Redemption of Vested SARs.  Upon redemption of a vested SAR, the Plan Sponsor shall make a payment for each vested SAR redeemed equal to (a) the excess of the Fair Market Value of a Share on the date the Plan Sponsor receives the Redemption Notice over (b) the value of a Share stated in this SAR Agreement.  The payment shall be made in Shares with a Fair Market Value (as of the date the Plan Sponsor receives the Redemption Notice) equal to the required payment.

12.                                 Taxes. The Plan Sponsor shall have the right to deduct from SAR Holder’s salary or cash payment any federal, state, local or foreign taxes required by law to be withheld with respect to any payments under the Plan. The Plan Sponsor shall not be required to make payment in Shares pursuant to this SAR Agreement upon redemption of vested SARs, unless and until the SAR Holder has delivered payment to the Plan Sponsor of any taxes, government mandated social benefit contributions, or other payments required by law to be withheld with respect to the redemption of SARs.

13.                                 Nontransferability of SARs.  SARs are not transferable by the SAR Holder other than by will or the laws of descent and distribution.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the SARs contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the SARs, the SARs shall immediately become null and void.

14.                                 Amendment.  Subject to the terms and conditions of the Plan, the Committee may modify or terminate this SAR Agreement, except that no such action shall diminish or impair the rights under the SARs or this SAR Agreement without the consent of the SAR Holder.

15.                                 Interpretation.  The interpretations and constructions of any provision of and determinations on any question arising under the Plan or this SAR Agreement shall be made by the Committee, and all such interpretations, constructions and determinations shall be final and conclusive as to all parties.

16.                                 Receipt of Plan. By entering into this SAR Agreement, SAR Holder acknowledges (i) that he or she has received, has read, and understands the Plan and (ii) that this SAR Agreement is subject to and shall be construed in accordance with the terms and conditions of the Plan, as currently in effect or as subsequently amended. By entering into this SAR Agreement, SAR Holder further acknowledges that all grants of SARs are determined by the Committee in its sole discretion and that nothing contained in the Plan or in any grant under the Plan shall confer a right or entitlement to receive any further grants in the future.

17.                                 Governing Law. This SAR Agreement shall be construed and shall take effect in accordance with the laws of the State of Colorado, United States of America.

18.                                 Miscellaneous. This SAR Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto.  If any provision of this SAR Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this SAR Agreement and the application of such provision to other circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto.  All notices or other communications which are required to be given or may be given to either party pursuant to the terms of this SAR Agreement shall be in writing and shall be delivered personally or by registered or certified mail, postage prepaid, to the address of the parties as set forth following the signature of such party.  Notice shall be deemed given on the date of delivery in the case of personal delivery or on the delivery or refusal date as specified on the return receipt in the case of registered or certified mail.  Either party may change its address for such communications by giving notice thereof to the other party in conformity with the Plan.

IN WITNESS WHEREOF, the Plan Sponsor by a duly authorized officer of the Plan Sponsor and SAR Holder have executed this SAR Agreement, effective as of the date of grant.

NEW WORLD RESTAURANT GROUP, INC.

By:

Title:

Date:

SAR HOLDER

By:

Date:

Address: